Exhibit 10.6

SERVICE AGREEMENT

THIS SERVICE AGREEMENT (the "Agreement") is entered into this 31st day of July, 2008 and shall become effective upon the date the Transaction, as described below, is consummated (the “Effective Date”), by and between LaSalle Bank, N.A., a national banking association, with offices located at 101 S. Tryon Street, Charlotte, NC  28255 ("Bank") and Netcom Data Corp., a Georgia Corporation, located at 980 Canton Street, Suite D, Roswell, GA 30075 ("Company").

RECITALS

WHEREAS, Netcom Data Corp. (“Netcom GA”) and Michigan National Bank entered into an Independent Sales Organization Agreement on or about February 2, 1995 which agreement has been amended from time to time and provides for the customers of Netcom GA to utilize the merchant processing services offered by Bank and marketing of Bank’s merchant processing services by Netcom GA to prospective customers (the “Netcom GA Agreement”); and

WHEREAS, Netcom Data Corp. of N.Y (“Netcom NY”) and Michigan National Bank entered into an Independent Sales Organization Agreement dated on our about May 2, 1997 which agreement has been amended from time to time and provides for the customers of Netcom NY to utilize the merchant processing services offered by Bank and marketing of Bank’s merchant processing services by Netcom NY to prospective customers (the “Netcom NY Agreement” together with the Netcom GA Agreement collectively referred to as the “Netcom Agreements”); and

WHEREAS, Bank is the successor to Michigan National Bank, and Bank was subsequently acquired by Bank of America Corporation.  Bank now offers merchant processing services through LaSalle Merchant Services, LLC a Bank of America affiliate; and

WHEREAS, Netcom GA notified Bank of their intentions to sell all or substantially all of their stock to United eSystems, Inc. and Netcom NY notified Bank of their intentions to sell all or substantially all of their assets to United eSystems, Inc. following which Netcom GA will become a wholly owned subsidiary of United eSystems, Inc. and the assets of Netcom NY will be transferred to Netcom GA (collectively “Transaction”); and

WHEREAS, Pursuant to the terms of the Netcom GA Agreement and the Netcom NY Agreement, Bank has elected upon consummation of the proposed Transaction, to terminate each agreement, but desires to maintain certain services currently provided under each agreement and have Netcom GA provide such services in accordance with the terms and conditions set forth herein; and

NOW, THEREFORE, in consideration of the promises, mutual agreements, representations and warranties hereinafter set forth and for other good and valuable consideration, both the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           TERMINATION OF NETCOM GA AND NETCOM NY AGREEMENTS

The Netcom Agreements shall be terminated on the Effective Date, except with respect to any terms which survive such termination.  As of the Effective Date, Bank and Company shall take all actions necessary to terminate the sponsorship by Bank of Netcom GA and Netcom NY as Independent Sales Organization with Visa, Inc. and Member Service Provider with MasterCard International, Inc. respectively (Visa and MasterCard shall collectively be referred to as the “Card Organizations”).  Netcom GA and Netcom NY shall cease any merchant processing marketing activities on behalf of Bank as of the Effective Date of this Agreement.  No new merchants or additional locations to existing merchants shall be accepted by Bank.  Any marketing materials, collateral, merchant agreements or the like containing Bank’s name or references to its merchant products or services shall be destroyed immediately.

2.            DUTIES OF COMPANY

A.              Services Generally. During the term of this Agreement, the Company shall perform the services described below (“Services”) to the merchants listed in Exhibit D that were sourced through both the Netcom NY and Netcom GA Agreements (“Merchants”).  Company will use reasonable care, and that degree of skill and attention recognized as industry standards in performing the Services.  Company shall perform all Services to Merchants in accordance with the terms of this Agreement, Company's policies and procedures, requirements of law, and all applicable operating regulations of the Card Associations.

B.           Equipment Maintenance Services. Company shall be responsible for all maintenance and servicing of point of sale devices that Company has previously installed and programmed for Merchants.  Service requests shall be responded to within 24 hours of receiving such requests.

All maintenance, programming and other services provided by Company shall meet the material specifications provided by Bank to Company and shall at all times comply with the written rules, regulations, procedures and requirements of the Card Organizations including but not limited to the Payment Card Industry Data Security Standards (“Operating Regulations”).  Company shall be responsible for the direct liability incurred by Merchants (or the Bank as an acquirer) arising from equipment that has been supplied and serviced by Company during the term of the Netcom Agreements and this Agreement.

C.           Supplies.  Company shall be responsible for ordering all supplies required to maintain Merchant’s point of sale equipment requested by Merchants.  Company shall provide all billing and collect all charges in connection with such service.

D.           Merchant Rate Reviews. Company, shall respond to all requests by Merchant to modify Merchant’s existing merchant discount rates and related pricing components.  Company shall be responsible for any communications related to the Merchant’s modified pricing structure, except that Bank shall continue to be responsible for mandates and pricing changes resulting from the Card Organizations and/or any pricing changes related to Exhibit A either of which shall be passed through to Merchants.

E.           Merchant Losses.

a. Company will reimburse Bank for all losses incurred by Bank for any reason attributable to a Merchant (“Merchant Losses”) that relate to: (i) a merchant transaction; or (ii) an act or omission of the Merchant pursuant to agreement between Bank and Merchant (“Merchant Agreement”) which is dated during the period beginning on the effective date of the Merchant’s Merchant Agreement and ending 12 months after the date the first Sales Draft Transmittal is received by the Bank (“Company Loss Period”).

b.  Bank will be responsible for all Merchant Losses that relate to: (i) a transaction; or (ii) an act or omission of the Merchant pursuant to the Merchant Agreement which is dated after the Company Loss Period.

c.     Uncollected Merchant Fees will be borne by Company.

d.  The Bank will send to Company a monthly report which details Potential Merchant Losses and Merchant Losses for which Company is responsible as set forth above.  Once the Potential Merchant Losses and Merchant Losses have been realized by Bank, Bank shall pursue collection utilizing its usual loss collection procedures.

e.  Notwithstanding the above, Company will not be responsible for Merchant Losses which are due to the Bank’s failure to comply with, use or enforce the Bank’s established or usual fraud monitoring procedures including, but not limited to, a failure by the Bank to terminate a Merchant Agreement when the Bank has knowledge of fraudulent merchant activities.

3.           AUDITS
Bank, its regulators, or its designees shall be permitted, at any time during normal business hours and upon two (2) business days advance notice, to conduct an audit and review of the compliance with the terms of this Agreement and Operating Regulations.  If, during or after the audit and review, Bank determines that Company is not in compliance with this Agreement, Bank shall meet with Company to discuss the changes that need to occur to resolve Company's non-compliance. So long as Company is attempting to resolve any non-compliance issues and such non-compliance issues are within the authority of Company to control, such non-compliance shall not be considered a breach of this Agreement.

4.           NON- SOLICIT
As consideration for the compensation set forth in Section 5 below, and as long as the consideration continues to be paid, Company, its officers, director’s, affiliates and employees agree they will not, directly or indirectly, solicit any Merchants (listed in Exhibit D), for merchant credit or debit card processing services or related services, except that Bank agrees that Company may solicit Merchants for the products and services listed in Exhibit C of this Agreement.

In addition, Bank agrees that Company may, without breaching this Section, respond to an inquiry by Merchant to seek alternative processing services under the following conditions:

a) If the Merchant identifies a material service issue related to services provided by Bank and Company is unable to convince the Merchant to maintain the service with Bank;

b) Merchant has been notified of a change in pricing (excluding Card Association interchange and mandates) for services, which it finds unacceptable or it provides a bona fide offer for processing services from another financial institution, which the Bank is unable or unwilling to match;

(c) Bank ceases paying compensation due Company under this Agreement without cause.  For the purposes of this sub-section, “Cause” shall be defined as a violation of this Section 4 or Section 5.3. of this Agreement.

In the event any of the above conditions occur and Merchant contacts Company, Company shall provide notice to Bank and if any of these conditions are curable by Bank, Bank shall have three (3) business days to cure the problem or take no action, in which case Company may without any further notice to Bank, place the Merchants processing business with another financial institution.

Bank acknowledges that certain of the Merchants have been provided by Company to Bank from the sales efforts of Company’s independent agents and that Company has no control over the actions of these independent agents.  Any action of these independent agents in soliciting Merchants shall not be deemed a violation of this Section 4.

Company acknowledges that in the event of a breach of this Section 4, Bank may terminate the compensation set forth in Section 5 below immediately.

5.            COMPENSATION

5.1           Compensation.  In fulfillment of its obligations contained in the Netcom Agreements and for as long as those Merchants listed in Exhibit D continue utilizing the processing services of Bank (except as otherwise provided herein) and in consideration of the services set forth in this Agreement, Bank shall calculate the compensation to Company in accordance with the rates described in Exhibit A, attached hereto and incorporated herein by reference. Compensation will be calculated each month by taking the total amount of processing fees and other charges collected by Bank for all Merchants, less the total dollar amount of fees described in Exhibit A, less any Merchant Losses, plus any recoveries by Bank that were previously assessed to Company as Merchant Losses.   No other compensation or payments will be owed by Bank to the Company.   Company shall be responsible for any and all out of pocket expenses related to its obligations set forth in Section 2 above.

5.2           Payment.  Compensation will be computed monthly as of the last day of each calendar month, and will be paid to Company within twenty (20) days following the last day of the month.  The computation of the compensation will be based on the actual dollar amounts listed in Exhibit A except for the authorization and data capture fees listed in Section C of Exhibit A which will be estimated.  An adjustment to reconcile the estimated authorization and data capture fees with the actual authorization and data capture fees will be credited or debited to the following month’s compensation.  At the time of each payment, Bank will deliver to Company a statement detailing the computations used by Bank in arriving at the compensation paid to Company.

5.3           Termination of Compensation.   Notwithstanding the foregoing, Bank shall not be obligated to pay Company any compensation if (i) the Card Organizations prohibit Bank from providing the merchant services provided by Bank, (ii) Company engages in any intentional activity with respect to its obligations under this Agreement which materially adversely affects Bank’s ability to provide its processing services or adversely affects Bank’s reputation, (iii) a controlling interest in any class of voting shares is sold or acquired by another or if substantially all of Company’s assets are sold or otherwise transferred to another (excluding the current Transaction) or (iv) this Agreement is terminated for a breach of Section 4 or this Section 5.3.

5.4           Setoff.  In the event that Company breaches this Agreement, Bank shall have the right to set off from the compensation due Company in this Section 5 by the actual amount of loss incurred by Bank and directly caused by such breach.

6.           REPRESENTATIONS AND WARRANTIES

6.1           Representation and Warranties of Company.  Company hereby represents and warrants to Bank as follows:

A.           Company is a corporation authorized, validly existing and in good standing under the laws of the State of Georgia, and has its principal office located in the State of Georgia.

B.           Company has full authority and corporate power to enter this Agreement and perform its obligations hereunder.

C.           Company has and shall maintain throughout the term of this Agreement all necessary facilities, manpower, equipment, supplies, insurance, and such other resources as are necessary to provide the Services.

D.           The Services provided by Company will be performed in a business-like manner and in accordance with this Agreement, the Operating Regulations of the Card Organizations and all applicable requirements of law.

E.           Company’s performance of this Agreement will not violate any applicable law or regulation.

F.           This Agreement represents a valid obligation of Company and is fully enforceable against Company according to its terms.

G.           Company will comply with the applicable terms and conditions of this Agreement and with the Operating Regulations of the Card Organizations.

H.           Company is not knowingly in violation of any terms and conditions of this Agreement or the Operation Regulations of the Card Organizations.

6.2           Representations and Warranties of the Bank.  The Bank hereby represents and warrants to Company that:

A.           The Bank is a national banking association duly authorized and validly existing under the laws of the United States, having its principal offices located in the State of North Carolina.

B.           The Bank has full authority and corporate power to enter into this Agreement and to perform its obligations hereunder.

C.           Except as otherwise set forth in Section 4 and Section 5.3 of this Agreement, Bank shall continue to pay Company compensation as set forth herein for as long as Merchants listed in Exhibit D continue to process with Bank.

D.           Bank knows of no previous actions of Company that would be considered a violation of this Agreement, the Operating Regulations of the Card Organizations or previous Agreements with Bank.

E.           Bank has been appraised of the series of Transactions between Netcom NY, Netcom GA and United eSystems, Inc. and Bank does not object to the Transactions and such Transactions do not violate and shall not be considered a violation of this Agreement or any previous Agreements between the parties.

F.           Bank, its officers, directors, affiliates, subsidiaries, and assigns shall not solicit Merchants on Exhibit D to transfer credit and/or debit transaction processing services in any manner that results in the cessation of Compensation to Company.

G.           Bank acknowledges and does not object to the fact that Company has or may have in the future, merchant and/or debit processing agreements with other vendors and that this Agreement expressly does not imply an exclusive rights to such services between Company and Bank and furthermore does not and will not constitute a violation of this Agreement.

H.           Bank has represented to Company that it is not necessary for Bank to obtain a letter from the Card Organizations confirming that the termination of Netcom GA and Netcom NY as independent sales organizations with Visa and MasterCard while continuing to meet their obligations under this Agreement are not considered a violation of the Operating Regulations of the Card Organizations (provided that Company does not engage in any practice where they obtain cardholder information), and accordingly such terminations shall not be considered a violation of this Agreement nor shall they constitute a reason for cessation of commissions under this Agreement.

7.            TERM; TERMINATION; DEFAULT; DISPUTE RESOLUTION; REMEDIES

7.1           Term.  This Agreement shall become effective on the Effective Date, and unless terminated pursuant to the terms of this Section 7 of this Agreement, shall remain in effect for a period of four (4) years from the Effective Date (“Initial Term”) and shall automatically renew for one (1) year periods (each of which will be referred to as a “Renewal Term”) unless either party provides the other with written notice of termination at least 4 months prior to the end of the Initial Term or any Renewal Term. Except as otherwise provided in Section 4 or Section 5.3 of this Agreement, regardless of termination of this Agreement by its term, Compensation will continue for as long as those Merchants listed in Exhibit D continue utilizing the processing services of Bank.

7.2       Termination.  Notwithstanding the above, the parties shall have the following rights:

A.           If, through no actions on the part of Bank, Visa or MasterCard prohibits Company from providing, or prohibits the Bank from allowing Company to provide, the Services provided for under this Agreement, this Agreement shall be automatically terminated.

B.           If Visa or MasterCard prohibits the Bank from providing, or the Bank’s membership in Visa or MasterCard is changed through no action on Bank’s part so that it can no longer provide, the Services under this Agreement, this Agreement shall be automatically terminated.

C.           If Company:  (i) changes any procedures or processes which the Bank in good faith determines is adverse to the Bank, and (ii) fails to correct such procedure or process in a way that is not adverse to the Bank after 30 days written notice, the Bank may terminate this Agreement upon 6 months prior written notice.  Notwithstanding the preceding sentences in this Subsection, Bank may not terminate the Agreement if such change is a requirement of Visa, MasterCard, Federal or state regulatory agency, or law.

D.           If the Bank:  (i) changes any procedures or processes which Company in good faith determines is adverse to Company, and (ii) fails to correct such procedure or process in a way that is not adverse to the Company after 30 days written notice, Company may terminate the Agreement upon 6 months prior written notice.  Notwithstanding the preceding sentences in this Subsection, Company may not terminate the Agreement if such change is a requirement of Visa, MasterCard, Federal or state regulatory agency, or law.

E.           If Company enters into a purchase or stock exchange agreement with a third party which would effectuate a sale of Company’s business, the Bank shall have the right to terminate this Agreement immediately.

F.           If an Event of Default described in 7.3 occurs, either party may terminate this Agreement immediately.  If this Agreement is terminated due to an Event of Default by Bank then Company shall be relieved of its obligations under Section 4 of this Agreement.

7.3           Default.  Each of the following acts or occurrences shall constitute an Event of Default under this Agreement.

A.           A material breach by either party of its obligations or duties under this Agreement.

B.           Either party shall fail to pay the other party when due any payment, credit or other amount due under this Agreement and such failure shall continue for a period of 30 days after written notice thereof has been sent by either party to the other party;

C.           Either party shall:  (i) file for bankruptcy, receivership, insolvency, reorganization, dissolution, liquidation or any similar proceedings applicable to national banking associations or corporations, as applicable, or (ii) have such a proceeding instituted against it by a party other than the Bank and such proceeding is not dismissed within 60 days;

D.           Any material representation or material warranty made by a party to the other shall prove to have been false or misleading in any material respect as of the date made, or shall become false or misleading at any time during the term of this Agreement and has not otherwise been corrected;

E.           Company (i) knowingly engages in activities which repeatedly and materially violate the Operating Regulations of the Card Organizations or which cause the Bank to repeatedly and materially violate the Operating Regulations of the Card Organizations; (ii) operates in an unsound, unsafe manner; or (iii) engages in activities which result in material economic hardship and/or damage to the goodwill of the Bank, Visa or MasterCard.

7.4           Dispute Resolution Process.

A.           Upon written notice, Company and Bank will attempt to resolve any dispute between them within 30 days.  Such resolution will be contained in a writing signed by both parties.

B.           In the event that a material dispute cannot be resolved within 30 days of written notification, the non-breaching party may avail itself of the remedies set forth in Sections 7.5 and 7.6.

7.5           Remedies of Company.  Upon the occurrence of an Event of Default set forth in Section 7.3 above, and after the parties have first followed the process described in Section 7.4 above,  Company will have the right to immediately terminate this Agreement in whole or in part upon written notice to the Bank; and all other remedies available at law or in equity which Company may elect to pursue, all such remedies being cumulative.

7.6           Remedies of the Bank.  Upon the occurrence of an Event of Default set forth in Section 7.3 above, and after the parties have first followed the dispute resolution process described in Section 7.4 above,  the Bank will have the following remedies:

A.           The right to immediately terminate this Agreement in whole or in part upon written notice to Company; and

B.           The right to immediately withhold disputed payments until the dispute is resolved; and

C.           All other remedies available at law or in equity which Bank may elect to pursue, all such remedies being cumulative.

7.7           Indemnification

A.           Company will indemnify and hold the Bank harmless from and against any and all third party claims alleging liabilities, fees, losses, increased taxes or expenses, including without limitation, court costs and reasonable attorney’s fees (including allocated costs of internal counsel), which the Bank may incur or which may be claimed against the Bank or the Card Associations by such third party as a result of: (i) specific acts or omissions of Company, its directors, officers, employees or agents relating to the exercise of, or the failure to exercise, Company’s rights and obligations under this Agreement; (ii) fraudulent acts or omissions of Company, it’s directors, officers, employees or agents; or (iii) any failure by Company to comply in all respects with any applicable rules issued by Visa and/or MasterCard, as amended from time to time.

B.           The Bank will indemnify and hold Company harmless from and against any and all third party claims alleging liabilities, fees, increased taxes or expenses, including without limitation, court costs and reasonable attorney’s fees (including allocated costs of internal counsel), which Company may incur or which may be claimed against Company by such third party as a result of acts or omissions of the Bank, its directors, officers, employees or agents relating to the exercise of, or the failure to exercise, the Bank’s or Card Organization’s rights and obligations under this Agreement.

C.           This Section 7.7 will survive termination of this Agreement.

8.           CONFIDENTIALITY

A.           In order to perform the duties hereunder, each party will necessarily receive and have access to confidential and proprietary information, including information on the Merchants, (“Confidential Information”) of the other.  The parties understand that they are in a position of trust and confidence in relation to this Confidential Information and agree that:  (i) all such Confidential Information is and will remain the property of the party furnishing the Confidential Information, (ii) the parties will use all reasonable means to safeguard such Confidential Information, and in any event, the parties will use means not less than those used to protect their own confidential information, (iii) the parties will not copy, publish, disclose to others, or use such Confidential Information for any purposes other than for the fulfillment of their obligations under this Agreement, (iv) the parties will retain all materials relating to Confidential Information on its premises and will not move them without the express written consent of the other and (v) each will promptly return all copies of Confidential Information to the other upon request at the termination of this Agreement.

B.           Notwithstanding anything to the contrary contained in this Agreement, the receiving party will have no obligation to preserve the confidential nature of any Confidential Information which:  (i) was previously known to the receiving party from a source other than the providing party as evidenced by the written records of the receiving party; (ii) is disclosed to third parties by the providing party without restriction; (iii) is or becomes available to any member of the public by other than unauthorized disclosure;  (iv) was or is independently developed by the receiving party as evidenced by the written records of the receiving party the basis of which was obtained from a source other than the providing party; (v) is released for disclosure by the providing party with its written consent; or (vi) is rightfully received by the receiving party from a third party.

C.           Disclosure of such Confidential Information will not be precluded if disclosure is:  (i) in response to a valid order of a court or other governmental body of the United States or any political subdivision thereof; provided, however, that the party making the disclosure pursuant to the order will first have given notice to the other party; or (ii) otherwise required by law; or (iii) necessary to establish rights under this Agreement; or (iv) is required by Visa or MasterCard.

D.           Upon request, the receiving party will either exercise reasonable effort to return all Confidential Information received in tangible form to the providing party or destroy all such Confidential Information.  Nothing contained in this Agreement will be construed as granting or conferring any rights by license or otherwise in any Confidential Information disclosed to the receiving party.

E.           This Section 8 will survive termination of this Agreement.

9.       Use of Names, Logos and Trademarks.

Company will not use the Bank’s name, logos or trademarks in any way, without the prior written consent of the Bank.  Company shall submit for prior approval by Bank, any communications to Merchants that utilize the Bank’s name, logo or trademarks.

In addition, Company may not use any of the Visa, MasterCard, American Express, Diner’s Club or Discover logos or trademarks on any materials without the Bank’s prior written consent.  Company will have no authority to permit use of the trademarks owned by Visa, MasterCard, or the Bank by any of its own agents.

10.            ADDITIONAL PROVISIONS

10.1           Expenses.  Except as otherwise expressly set forth herein, any other costs, expenses, or other charges incurred by either of the parties hereto shall be borne by the party incurring such cost, expense or charge whether or not the series of transactions contemplated hereby shall be consummated.

10.2           Notices.      Except as otherwise expressly set forth herein, any notice, payment, demand  or any other communication required or permitted to be given hereunder shall be in writing and delivered via by hand or overnight courier or faxed to the applicable party or parties at the address indicated below:

If to Company:	If to Bank:

Netcom Data Corporation 980 Canton Street Suite D Roswell, GA 30075	Bank of America, N.A. 101 S. Tryon Street Charlotte, NC 28255
Attn: Bill Plummer Facsimile: 770-649-1370	Attn: Robert Ruark Facsimile: 980-388-8196

With copies to:
______________________	Associate General Counsel Merchant Services NC1-002-29-01 101 S. Tryon Street Charlotte, NC 28255 Counsel

or, as to each party at such other address as may be designated from time to time by such party or parties by like notice to the other parties, complying with this Section.  All such notices, payments, demands or other communications shall be deemed validly given and legally effective when received.

10.3           Severability. If any term or condition of this Agreement should be held invalid by a court, arbitrator or tribunal of competent jurisdiction in any respect, such invalidity shall not affect the validity of any other term or condition hereof.  If any term or condition of this Agreement should be held to be unreasonable as to time, scope or otherwise by such a court, arbitrator or tribunal, it shall be construed by limiting or reducing it to the minimum extent so as to be enforceable under then applicable law. The parties hereto acknowledge that they would have executed this Agreement with any such invalid term or condition excluded or with any such unreasonable term or condition so limited or reduced.

10.4           Entire Agreement and Amendments.  This Agreement constitutes the entire agreement of the parties with regard to the specific subject matter hereof and supersedes all prior written and/or oral understandings between the parties. This Agreement may not be amended except pursuant to a writing signed by the parties.

10.5           Waiver.  Any waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement.  Any waiver must be in writing and signed by the party to be charged therewith.

10.6           Assignment.  Neither party shall assign this Agreement without the written consent of the other and such consent shall not be unreasonably withheld. Bank may assign any or all of its rights hereunder to any affiliate or subsidiary of Bank of America Corporation. Any such assignment shall not relieve Bank from its obligations hereunder.

10.7           Other Documents.  Any list, summary or other document provided or delivered pursuant to this Agreement or in connection with the transaction contemplated hereby are incorporated herein by this reference and made a part hereof.

10.8           Construction.  The parties agree that this Agreement shall be governed, enforced by and construed in accordance with the laws of the State of North Carolina.

10.9           No Third Party Beneficiaries.   This Agreement is for the sole and exclusive benefit of the parties hereto; nothing in this Agreement shall be construed to grant to any person other that the parties hereto, and their respective successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

10.10          Further Assurances.  The parties hereto hereby agree to do such further acts and things, and to execute and deliver such additional conveyances, assignments, agreements and instruments, as either may at any time reasonably request in order to better assure and confirm unto each party their respective rights, powers and remedies conferred hereunder.

10.11         Arbitration.  All claims, demands, disputes, controversies, differences or misunderstandings arising out of or relating to this Agreement, or the failure or refusal to perform the whole or any part hereof, shall be settled by arbitration conducted in Charlotte, NC by the American Arbitration Association ("AAA") in accordance with the rules thereof then pertaining.  The parties hereby submit themselves to the exclusive jurisdiction of the courts of the State of North Carolina in any proceeding for the enforcement of the award rendered by the arbitrators, and agree that judgment upon such award may be entered in any court, in or out of the State of North Carolina, having jurisdiction thereof.  The fees of the AAA shall be borne by the parties equally.

10.12         Counterparts.  Provided that all parties hereto execute a copy of this Agreement, this Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.  The parties acknowledge that delivery of executed copies of this Agreement may be affected by facsimile or other comparable means.

10.13         Headings.  The headings contained herein are included solely for case of reference and in no way shall limit, expand or otherwise affect either the substance or construction of the terms and conditions of this Agreement or the intent of the parties hereto.

10.14         No Agency.  The parties agree that in performing their responsibilities pursuant to this Agreement, they are in a position of independent contractors.  This Agreement shall not be deemed to constitute the parties hereto as partners or joint venturers, and neither party hereto shall be deemed to be an agent of any nature, kind and description whatsoever of the other.

10.15         Security Deposit.  Security deposits for Netcom GA and Netcom NY will be returned upon execution of the Agreement to Netcom GA.

10.16         Defined Terms.  Except as specifically modified or re-defined by this Agreement, the defined terms used in this Agreement shall be the same as used in the Netcom Agreements.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the day and year first above written.

COMPANY:		BANK:
Netcom Data Corporation		LaSalle Bank, N.A.
By:	/s/ WILLIAM R. PLUMMER	By:	/s/ ROBERT RUARK
Name:	William R. Plummer	Name:	Robert Ruark
Title:	President	Title:	Merchant Services Executive
7/30/2008